Exhibit 99.1

July 18, 2013

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Bruce MacPherson	Cynthia Williams
Executive Vice President	Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T reports record earnings

EPS totals $0.77, up 6.9%

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported second quarter 2013 net income available to common shareholders of $547 million, a record for quarterly earnings. EPS totaled $0.77 per diluted share, an increase of 6.9% compared with the second quarter of 2012. Net income available to common shareholders increased 7.3% compared to the same period last year.

Second quarter earnings produced an annualized return on average assets of 1.27% and an annualized return on average common shareholders’ equity of 11.39%.

“We are pleased to report the strongest quarterly earnings in our history, supported by continued improvement in diversification strategies,” said Chairman and Chief Executive Officer Kelly S. King. “Our earnings were driven by 6% annualized growth in revenues compared with last quarter, including an 18% annualized increase in noninterest income. These results reflect record performances from our insurance, investment banking and brokerage, and trust and investment advisory businesses.

“Improvement in credit quality accelerated this quarter and resulted in our best credit quality levels in five years,” said King. “Nonperforming assets declined 10% and loan charge-offs decreased significantly to 0.75% of average loans and leases, down from 0.98% last quarter, excluding covered loans. This improvement led to a decrease in our loan loss provision and other credit-related costs this quarter.

“Average loans grew 3.8% annualized compared with last quarter led by strong performances in sales finance automobile lending, up 35%; other lending subsidiaries, up 17%; and C&I and direct retail lending, which both reflected almost 5% growth.”

“Noninterest expense increased compared to last quarter; however much of this was driven by merger-related and restructuring charges following our community bank reorganization and other systems and project-related charges. As these costs fall in coming quarters, we expect noninterest expense to decline as well,” said King.

For the first six months of 2013, BB&T reported net income available to common shareholders of $757 million, including the impact of a $281 million adjustment related to a disputed tax liability announced last quarter. Earnings per diluted common share, including the tax adjustment, totaled $1.06 for the first six months of 2013.

Second Quarter 2013 Performance Highlights

•	Average total loans and leases held for investment increased 3.8% on an annualized basis compared to the first quarter of 2013
o	Average C&I loans increased 4.7%
o	Average sales finance loans increased 34.9%
o	Average loans in the other lending subsidiaries group increased 16.8%
o	Average direct retail lending increased 4.6%

•	Revenues were $2.5 billion for the second quarter, an annualized increase of 6.2% compared with the first quarter of 2013
o	Net interest income was $7 million lower primarily due to covered loan run-off
o	Insurance income increased $61 million, driven by seasonally stronger performance
o	Investment banking and brokerage produced a record performance, up $5 million compared with the first quarter of 2013
o	Mortgage banking income was down $12 million as margins declined to more normal levels, offsetting record originations

•	Asset quality improvement accelerated
o	Nonperforming assets decreased $137 million, or 9.7%, excluding covered assets
o	Net charge-offs, excluding covered, totaled 0.75% of average loans for the quarter, down from 0.98% in the first quarter of 2013 and 1.22% in the second quarter of 2012
o	Allowance for loan losses (excluding covered loans) as a percentage of nonperforming loans HFI increased from 1.43% in the first quarter of 2013 to 1.55% in the second quarter of 2013

•	Noninterest expense was up $82 million or 23.3% annualized from the first quarter of 2013
o	Noninterest expense included $27 million in restructuring costs

o	Personnel expense was up $27 million primarily due to production-related compensation. Full-time equivalent employees and headcount were down slightly
o	Professional services was up $11 million primarily due to project-related expenses
o	Foreclosed property expense totaled $12 million, down $6 million

•	Average noninterest-bearing deposits increased $1.1 billion, or 13.2% on an annualized linked quarter basis
o	Average interest-bearing deposit costs fell to 0.32% this quarter compared to 0.36% in the first quarter

•	Capital levels improved across the board
o	Tier 1 common equity to tangible assets was 7.3%
o	Tier 1 common equity to risk-weighted assets was 9.4%
o	Tier 1 risk-based capital was 11.3%
o	Leverage capital remained strong at 8.8%
o	Total capital was 14.1%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
Net income available to common shareholders	$547	$210	$510	$337	$37
Diluted earnings per common share	0.77	0.29	0.72	0.48	0.05

Net interest income - taxable equivalent	$1,452	$1,459	$1,500	$(7)	$(48)
Noninterest income	1,046	1,001	966	45	80
Total revenue	$2,498	$2,460	$2,466	$38	$32

Return on average assets (%)	1.27	0.57	1.22	0.70	0.05
Return on average risk-weighted assets (%)	1.71	0.77	1.69	0.94	0.02
Return on average common shareholders' equity (%)	11.39	4.44	11.21	6.95	0.18
Return on average tangible common shareholders'
equity (%)	19.12	7.87	18.85	11.25	0.27
Net interest margin - taxable equivalent (%)	3.70	3.76	3.95	(0.06)	(0.25)
Efficiency ratio (1) (%)	57.6	56.4	53.9	1.2	3.7

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2013 compared to First Quarter 2013

Consolidated net income available to common shareholders for the second quarter of 2013 was $547 million, an increase of $337 million, compared to $210 million earned during the first quarter of 2013. Financial results for the first quarter of 2013 were negatively impacted by a $281 million adjustment to the provision for income taxes. This occurred following a February 11, 2013 opinion by the U.S. Tax Court with respect to a case between the Bank of New York Mellon and the IRS involving a transaction with a structure similar to a financing transaction entered into by BB&T in 2002. BB&T is currently in litigation with the IRS and no decision has been rendered by the court. Closing arguments in the trial are scheduled for later this month.

On a diluted per common share basis, earnings for the second quarter of 2013 were $0.77 compared to $0.29 ($0.69 excluding the tax adjustment) earned in the first quarter of 2013. BB&T’s results of operations for the second quarter of 2013 produced an annualized return on average assets of 1.27%, an annualized return on average risk-weighted assets of 1.71% and an annualized return on average common shareholders’ equity of 11.39% compared to prior quarter ratios of 0.57% (1.20% adjusted), 0.77% (1.62% adjusted) and 4.44% (10.34% adjusted), respectively. BB&T’s return on average tangible common shareholders’ equity was 19.12% for the second quarter of 2013 compared to 7.87% (17.48% adjusted) for the prior quarter.

On April 23, 2013, BB&T’s shareholders approved a plan that modified the record date and payment date of preferred stock dividends to align with the record and payment date practices associated with common stock dividends. This action was undertaken in order to achieve administrative and Board-level efficiencies and reduce the costs associated with multiple record dates and multiple payment dates. The implementation of this plan resulted in the declaration of dividends on all classes of preferred stock totaling $13 million, which represented dividend payments for the period from May 1 to May 31, 2013. Based on the number of shares of preferred stock outstanding at June 30, 2013, future quarterly preferred stock dividends are expected to total approximately $37 million if declared by the Board of Directors.

Total revenues were $2.5 billion for the second quarter of 2013, up $38 million compared to the first quarter of 2013. The increase in total revenues included a $45 million increase in noninterest income, partially offset by a $7 million decrease in taxable-equivalent net interest income. The increase in noninterest income was primarily driven by a $61 million increase in insurance income, and smaller increases in investment banking and brokerage commissions and fees, bankcard fees and merchant discounts, and checkcard fees, partially offset by decreases in FDIC loss share income and mortgage banking income. Net interest margin was 3.70% for the second quarter of 2013, down six basis points compared to the prior quarter. This decline is largely attributable to lower yields on new loans and covered loan run-off.

The provision for credit losses, excluding covered loans, for the second quarter of 2013 was $179 million, a decrease of $68 million compared to the first quarter of 2013, as a result of continued improvements in credit quality. Net charge-offs, excluding covered loans, for the second quarter of 2013 were $215 million, or $60 million lower than the first quarter of 2013. This resulted in a reserve release of $36 million for the second quarter of 2013 compared to $28 million in the first quarter.

Noninterest expense was $1.5 billion for the second quarter of 2013, an increase of $82 million compared to the first quarter of 2013. The increase in noninterest expense included increases in personnel expense, merger-related and restructuring charges and other expense totaling $27 million, $22 million and $24 million, respectively. The increase in personnel expense was largely attributable to higher production-related incentives and commissions, while the increase in merger-related and restructuring charges primarily related to optimization activities related to the Community Bank initiated during the second quarter. The increase in other expense was attributable to project-related expenses, higher operating charge-offs, franchise taxes and other various expenses.

The provision for income taxes was $221 million for the second quarter of 2013, compared to $481 million for the first quarter of 2013. This produced an effective tax rate for the second quarter of 2013 of 27.7% compared to 65.3% for the prior quarter. The decrease in the effective tax rate was due to the $281 million adjustment to the income tax provision described previously. Excluding the impact of this adjustment, the effective tax rate for the first quarter of 2013 was 27.1%.

Second Quarter 2013 compared to Second Quarter 2012

Consolidated net income available to common shareholders for the second quarter of 2013 was $547 million, up 7.3%, compared to $510 million earned during the same period in 2012. On a diluted per common share basis, earnings for the second quarter of 2013 were $0.77, up 6.9% compared to $0.72 for the same period in 2012. BB&T’s results of operations for the second quarter of 2013 produced an annualized return on average assets of 1.27%, an annualized return on average risk-weighted assets of 1.71% and an annualized return on average common shareholders’ equity of 11.39% compared to prior year ratios of 1.22%, 1.69% and 11.21%, respectively. BB&T’s return on average tangible common shareholders’ equity was 19.12% for the second quarter of 2013, compared to 18.85% for the same quarter of the prior year.

Total revenues were $2.5 billion for the second quarter of 2013, an increase of $32 million compared to the second quarter of 2012. The increase in total revenues included an $80 million increase in noninterest income and a $48 million decrease in taxable-equivalent net interest income. The decrease in taxable-equivalent net interest income reflects an $87 million decrease in interest income, primarily driven by lower yields on new loans and securities, which is reflective of the low interest rate environment, and covered loan run-off, partially offset by a $39 million decrease in funding costs compared to the same quarter of the prior year. Net interest margin was 3.70%, down 25 basis points compared to the second quarter of 2012.

The increase in noninterest income includes a $33 million increase in insurance income, a $25 million increase in net securities gains, and a $17 million increase in other income, partially offset by a $14 million decrease in mortgage banking income. The increase in insurance income was primarily attributable to firming market conditions for insurance premiums. Net securities gains for the second quarter of 2013 totaled $23 million compared to a net securities loss of $2 million in the second quarter of the prior year. The increase in other income was primarily due to $20 million in higher income related to assets for certain post-employments benefits, which was offset in personnel costs. The $14 million decrease in mortgage banking income was the result of a decrease in gains on saleable residential mortgage loans, as record volume was more than offset by tighter margins, and a decrease in the net mortgage servicing rights valuation.

The provision for credit losses, excluding covered loans, declined $80 million, or 30.9%, compared to the second quarter of 2012, as improving credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the second quarter of 2013 were $110 million lower than the second quarter of 2012, a decline of 33.8%. The reserve release was $36 million for the second quarter of 2013 compared to $66 million in the earlier quarter.

Noninterest expense was $1.5 billion for the second quarter of 2013, an increase of $70 million, or 4.9%, compared to the second quarter of 2012. This increase was primarily attributable to a $69 million increase in personnel expense, a $25 million increase in merger-related and restructuring charges, and a $20 million increase in other expense, which were partially offset by decreased foreclosed property expense. The increase in personnel expense was driven by the BankAtlantic acquisition in the 3rd quarter of 2012, an increase in other post-employment benefits, which is offset in other income, and higher production-based incentives and commissions. The increase in merger-related and restructuring charges primarily related to optimization activities related to Community Banking that began during the second quarter, and the increase in other expense was attributable to project-related expenses, higher operating charge-offs, franchise taxes and other various expenses. Foreclosed property expense decreased $60 million, which was the result of lower write-downs, losses and carrying costs associated with foreclosed property.

The provision for income taxes was $221 million for the second quarter of 2013, compared to $191 million for the second quarter of 2012. The effective tax rate for the second quarter of 2013 was 27.7%, compared to 26.2% for the prior year’s second quarter. This increase in the effective tax rate was the result of a $12 million income tax benefit recorded in the second quarter of 2012 related to the termination of a leveraged lease.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
(dollars in millions)	2013	2013	2012	Q1 13	Q2 12
Interest income ― covered loans	$121	$135	$200	$(14)	$(79)
Interest income ― covered securities	34	37	46	(3)	(12)
Total interest income	155	172	246	(17)	(91)
Provision for covered loans	11	(25)	(14)	36	25
FDIC loss share income, net	(85)	(59)	(74)	(26)	(11)
Net revenue after provision for covered loans	$81	$88	$158	$(7)	$(77)

FDIC loss share income, net
Offset to provision for covered loans	$(9)	$20	$11	$(29)	$(20)
Accretion due to credit loss improvement	(66)	(67)	(67)	1	1
Accretion for securities	(10)	(12)	(18)	2	8
	$(85)	$(59)	$(74)	$(26)	$(11)

(1) Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Second Quarter 2013 compared to First Quarter 2013

Interest income on covered loans and securities for the second quarter of 2013 was $17 million lower than the first quarter of 2013, primarily due to lower average covered loan balances. The yield on covered loans for the second quarter of 2013 was 16.95%, down slightly compared to 17.49% in the prior quarter. At June 30, 2013, the accretable yield balance on these loans was $663 million. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized in income over the remaining life of the covered loans.

The provision for covered loans was a net recovery totaling $11 million in the second quarter of 2013, compared to a provision for covered loans of $25 million in the prior quarter. The improvement in the provision for covered loans was primarily the result of improvement in the cash flows from certain residential mortgage loan pools based on the quarterly reassessment process.

FDIC loss share income, net was a negative $85 million for the second quarter of 2013, $26 million worse than the first quarter of 2013, primarily due to the offset to the provision for covered loans recovery recorded in the second quarter.

Second Quarter 2013 compared to Second Quarter 2012

Interest income on covered loans and securities for the second quarter of 2013 decreased $91 million compared to the second quarter of 2012, primarily due to decreased interest income on covered loans of $79 million. The decline in covered interest income primarily reflects lower average covered loan balances and a lower yield. The yield on covered loans for the second quarter of 2013 was 16.95% compared to 19.01% in 2012. The decline in yield is primarily the result of changes in loan mix. Interest income on covered securities in the current quarter was $12 million lower than the second quarter of 2012 primarily due to duration adjustments in each quarter.

The provision for covered loans was a net recovery totaling $11 million in the second quarter of 2013, an improvement of $25 million compared to the same quarter of the prior year. The improvement in the provision for covered loans was primarily the result of improvements in the cash flows from certain residential mortgage loan pools based on the quarterly reassessment process.

FDIC loss share income, net was a negative $85 million for the second quarter of 2013, $11 million worse than the second quarter of 2012, which reflects the offset to the provision for covered loans, partially offset by lower accretion due to the duration adjustments on covered securities.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
				(annualized)
Insurance income	$426	$365	$393	67.0	8.4
Mortgage banking income	168	180	182	(26.7)	(7.7)
Service charges on deposits	143	138	138	14.5	3.6
Investment banking and brokerage fees and
commissions	99	94	88	21.3	12.5
Bankcard fees and merchant discounts	65	59	59	40.8	10.2
Checkcard fees	51	47	45	34.1	13.3
Trust and investment advisory revenues	49	48	46	8.4	6.5
Income from bank-owned life insurance	26	28	27	(28.6)	(3.7)
FDIC loss share income, net	(85)	(59)	(74)	176.8	14.9
Securities gains (losses), net	23	23	(2)	―	NM
Other income	81	78	64	15.4	26.6
Total noninterest income	$1,046	$1,001	$966	18.0	8.3

NM - not meaningful.

Second Quarter 2013 compared to First Quarter 2013

Noninterest income for the second quarter of 2013 increased $45 million, or 18.0% annualized, compared to the first quarter of 2013. Insurance income was $61 million higher than the prior quarter, primarily the result of firming market conditions for insurance premiums and an experience-based refund of reinsurance premiums totaling $13 million. Investment banking and brokerage fees and commissions, bankcard fees and merchant discounts, checkcard fees and service charges on deposits also contributed to the increase in noninterest income, with these categories of noninterest income reflecting annualized growth rates of 21.3%, 40.8%, 34.1% and 14.5%, respectively. The increases in noninterest income described above were partially offset by a decline in mortgage banking income and FDIC loss share income totaling $12 million and $26 million, respectively. The decline in mortgage banking income was the result of a decrease in the gain on residential mortgage loan production and sales, as record production was more than offset by tightening margins.

Second Quarter 2013 compared to Second Quarter 2012

Noninterest income was $1.0 billion for the second quarter of 2013, an increase of $80 million, or 8.3%, compared to the second quarter of 2012. Insurance income was $33 million higher, primarily due to firming market conditions for insurance premiums and an experience-based refund of reinsurance premiums totaling $13 million. Net securities gains for the second quarter of 2013 totaled $23 million, compared to a net securities loss of $2 million in the same quarter of the prior year. Other income and investment banking and brokerage fees and commissions increased $17 million and $11 million, respectively, compared to the same quarter of the prior year. The increase in other income was primarily attributable to $20 million in higher income related to assets for certain post-employment benefits, which was offset by higher personnel expense, while the increase in investment banking and brokerage fees and commissions was primarily the result of higher retail investment commission income driven by an increase in assets under management. Mortgage banking income decreased $14 million due to a $7 million decrease in gains on residential mortgage loan production and sales due to tighter margins, and a $5 million decrease in the net mortgage servicing rights valuation.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
				(annualized)
Personnel expense	$844	$817	$775	13.3	8.9
Occupancy and equipment expense	170	171	159	(2.3)	6.9
Loan-related expense	63	58	62	34.6	1.6
Foreclosed property expense	12	18	72	(133.7)	(83.3)
Regulatory charges	35	35	43	―	(18.6)
Professional services	47	36	39	122.6	20.5
Software expense	38	38	32	―	18.8
Amortization of intangibles	27	27	29	―	(6.9)
Merger-related and restructuring charges, net	27	5	2	NM	NM
Other expense	233	209	213	46.1	9.4
Total noninterest expense	$1,496	$1,414	$1,426	23.3	4.9

NM - not meaningful.

Second Quarter 2013 compared to First Quarter 2013

Noninterest expense was $1.5 billion for the second quarter of 2013, an increase of $82 million compared to the first quarter of 2013. Personnel expense increased $27 million compared to the prior quarter, primarily the result of higher production-related incentives and commissions, seasonally higher equity-based compensation for retirement eligible employees and annual merit increases for officers. These increases were partially offset by lower fringe benefits expense as a result of certain employees meeting the annual thresholds on social security and unemployment taxes. Merger-related and restructuring charges were $22 million higher than the prior quarter, primarily the result of optimization activities related to the Community Bank that started in the second quarter. Other expense was $24 million higher than the first quarter of 2013, which primarily reflects higher project-related expenses, operating charge-offs and other similar expenses. Professional fees increased $11 million compared to the first quarter, driven by systems and process-related enhancements. Foreclosed property expense was $12 million, or $6 million lower compared to the first quarter of 2013, the lowest level in five years. The decrease in foreclosed property expense was the result of lower write-downs, losses and carrying costs associated with foreclosed property.

Second Quarter 2013 compared to Second Quarter 2012

Noninterest expense was $1.5 billion for the second quarter of 2013, an increase of $70 million, or 4.9%, compared to the second quarter of 2012. This increase was primarily attributable to a $69 million increase in personnel expense, a $25 million increase in merger-related and restructuring charges, and a $20 million increase in other expense, which were partially offset by decreased foreclosed property expense. The increase in personnel expense was primarily attributable to the BankAtlantic acquisition in the third quarter of 2012, an increase in other post-employment benefits, which is offset in other income, and higher production-based incentives and commissions. The increase in merger-related and restructuring charges primarily relates to optimization activities related to Community Banking that began during the second quarter, and the increase in other expense was attributable to higher project-related expenses, operating charge-offs and various other expenses. Foreclosed property expense decreased $60 million, which was the result of lower write-downs, losses and carrying costs associated with foreclosed property.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
				(annualized)
Commercial and industrial	$38,359	$37,916	$36,293	4.7	5.7
Commercial real estate - other	11,411	11,422	10,578	(0.4)	7.9
Commercial real estate - residential ADC	1,121	1,238	1,744	(37.9)	(35.7)
Direct retail lending	15,936	15,757	15,071	4.6	5.7
Sales finance	8,520	7,838	7,690	34.9	10.8
Revolving credit	2,268	2,279	2,178	(1.9)	4.1
Residential mortgage	23,391	23,618	22,114	(3.9)	5.8
Other lending subsidiaries	10,407	9,988	9,370	16.8	11.1
Total, excluding covered loans	111,413	110,056	105,038	4.9	6.1
Covered	2,858	3,133	4,211	(35.2)	(32.1)
Total loans and leases held for investment	$114,271	$113,189	$109,249	3.8	4.6

Average loans held for investment for the second quarter of 2013 increased $1.1 billion, or an annualized 3.8%, compared to the first quarter of 2013. The increase in average loans and leases was driven by strong growth in the sales finance and other lending subsidiary portfolios, which reflected annualized growth rates of 34.9% and 16.8%, respectively, along with steady growth in the commercial and industrial and direct retail lending portfolios of 4.7% and 4.6% on an annualized basis. This growth was partially offset by expected declines in the commercial real estate – residential ADC, residential mortgage and covered loan portfolios, which declined $117 million, $227 million and $275 million, respectively.

Growth in the average sales finance loan portfolio totaled $682 million based on the strength of demand in both the consumer and wholesale segments of the prime automobile lending market. Average loans in other lending subsidiaries increased $419 million primarily the result of continued growth in small ticket consumer finance and seasonal growth in the insurance premium financing loan portfolio. The commercial and industrial and direct retail lending portfolios increased $443 million and $179 million, respectively, compared to the first quarter. Growth in the commercial and industrial portfolio was driven by increased market penetration in certain geographical areas including Texas, Florida and Alabama, an increase in tax-exempt financing to hospitals and other non-profit entities, and continued growth in asset-based lending. The increase in the direct retail lending portfolio was driven by higher levels of first lien refinance transactions.

Average residential mortgage loans decreased $227 million, or an annualized 3.9%, compared to the prior quarter, as the majority of residential mortgage loan production is directed to the held for sale portfolio. Average commercial real estate – residential ADC and the covered loan portfolio declined 37.9% and 35.2% on an annualized basis, respectively, due to continued weakness in the ADC market and runoff of covered loans.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
				(annualized)
Noninterest-bearing deposits	$33,586	$32,518	$27,643	13.2	21.5
Interest checking	19,276	20,169	19,911	(17.8)	(3.2)
Money market and savings	48,140	48,431	46,557	(2.4)	3.4
Certificates and other time deposits	28,034	28,934	31,205	(12.5)	(10.2)
Foreign office deposits - interest-bearing	947	385	32	NM	NM
Total deposits	$129,983	$130,437	$125,348	(1.4)	3.7

NM - not meaningful.

Average deposits for the second quarter of 2013 decreased $454 million, or 1.4% on an annualized basis, compared to the first quarter of 2013. While total average deposits declined during the quarter, the mix of the portfolio has continued to improve as average noninterest-bearing deposits grew $1.1 billion while average certificates and other time deposits decreased $900 million during the quarter. Average noninterest-bearing deposits represented 25.8% of total average deposits for the second quarter of 2013, compared to 24.9% for the prior quarter.

Average noninterest-bearing deposits for commercial and retail accounts increased $1.2 billion, and were partially offset by public funds accounts that decreased $180 million. Average interest-checking and money market and savings accounts were down $1.2 billion compared to the prior quarter, which reflects a decrease in public funds and commercial accounts totaling $991 million and $406 million, respectively. These declines were partially offset by an increase of $212 million in retail accounts. Foreign office deposits increased $562 million compared to the first quarter, which partially offset the declines in interest checking, money market and savings, and certificates and other time deposits.

The cost of interest-bearing deposits was 0.32% for the second quarter of 2013, a decrease of four basis points compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
Segment Net Income	2013	2013	2012	Q1 13	Q2 12
Community Banking	$209	$229	$169	$(20)	$40
Residential Mortgage Banking	78	103	70	(25)	8
Dealer Financial Services	59	40	63	19	(4)
Specialized Lending	68	53	67	15	1
Insurance Services	66	30	66	36	―
Financial Services	71	70	65	1	6
Other, Treasury and Corporate	25	(269)	38	294	(13)
Total net income	$576	$256	$538	$320	$38

Second Quarter 2013 compared to First Quarter 2013

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships. The results for Community Banking have included the results of BankAtlantic since its systems conversion in October 2012.

Community Banking net income was $209 million in the second quarter of 2013, a $20 million decrease from the prior quarter. The allocated provision for loan and lease losses increased $28 million, primarily due to loan growth in the current quarter and favorable reserve rate adjustments in the prior quarter driven by improvements in loss frequency in the CRE portfolios and improved TDR loss factors in the direct retail portfolio. The $19 million increase in noninterest expense was primarily attributable to an $18 million restructuring charge related to regional restructuring and branch optimization. Segment net interest income decreased $5 million, primarily due to tighter funding spreads earned on deposits, partially offset by changes in deposit mix as a result of growth in noninterest-bearing and lower cost deposits, coupled with a reduction in certificates of deposits. Noninterest income increased $22 million, primarily due to higher bankcard fees, merchant discounts, service charges on deposits, and checkcard fees.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $78 million in the second quarter of 2013, a decrease of $25 million from the prior quarter. Noninterest expense increased $18 million primarily due to higher expense associated with mortgage repurchase reserves and higher salary and incentive costs. The allocated provision for loan and lease losses increased $12 million driven by higher TDR loss factors. Noninterest income decreased $10 million, driven by lower gains on mortgage loan production and sales as pricing tightened due to competitive factors. This decrease was partially offset by an increase in the fair value of net mortgage servicing rights and higher net servicing income. The provision for income taxes decreased by $15 million primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $59 million in the second quarter of 2013, an increase of $19 million over the prior quarter. The allocated provision for loan and lease losses decreased $25 million, primarily the result of lower seasonal charge-offs related to the Regional Acceptance loan portfolio. Segment net interest income increased $9 million, primarily due to annualized loan growth of 22.9% compared to the prior quarter.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $68 million in the second quarter of 2013, an increase of $15 million over the prior quarter. The allocated provision for loan and lease losses decreased $24 million, primarily driven by lower charge-offs associated with the commercial finance portfolio. The provision for income taxes increased $12 million primarily due to higher pre-tax income.

Insurance Services

BB&T’s insurance agency / brokerage network is the sixth largest in the United States and in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $66 million in the second quarter of 2013, a $36 million increase over the prior quarter. Insurance Service’s noninterest income was up $61 million primarily the result of firming market conditions for insurance premiums and an experience-based refund of reinsurance premiums totaling $13 million. The provision for income taxes was $22 million higher than the earlier quarter primarily due to higher pre-tax income.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services net income was $71 million, an increase of $1 million over the prior quarter. Noninterest income increased $7 million driven by higher investment banking and brokerage fees and commissions and trust and investment advisory fees. The allocated provision for loan and lease losses increased $5 million, primarily due to higher reserves related to the expansion of the large corporate loan portfolio. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $330 million or 19.1% on an annualized basis over the prior period, while BB&T Wealth’s average loan balances increased $96 million or 30.2% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the second quarter of 2013, Other, Treasury & Corporate generated net income of $25 million. Prior quarter results include the $281 million adjustment to the income tax provision related to an unresolved disputed tax liability previously discussed. Excluding this adjustment, net income for the first quarter of 2013 was $12 million. In the second quarter of 2013, the allocated provision for loan and lease losses decreased $100 million, primarily due to a reduction in the unallocated allowance for credit losses based on continued improvement in credit trends, and lower provision for covered loans primarily the result of improvement in estimated cash flows from certain residential mortgage loan pools. Noninterest income decreased $36 million, driven by lower FDIC loss share income. Noninterest expense increased $34 million, primarily due to higher personnel and project-related expenses. Segment net interest income decreased $17 million, primarily attributable to runoff in the covered loan portfolio.

Second Quarter 2013 compared to Second Quarter 2012

Community Banking

Community Banking net income was $209 million in the second quarter of 2013, an increase of $40 million over the second quarter of 2012. The allocated provision for loan and lease losses decreased $79 million. The decrease in provision expense was primarily attributable to lower business and consumer loan charge-offs, partially offset by loan growth during the quarter. Noninterest income increased $21 million, primarily due to higher bankcard fees, merchant discounts, checkcard fees and service charges on deposits. Net interest income decreased $33 million, primarily due to tighter funding spreads on deposits, partially offset by improvements in deposit mix as a result of growth in noninterest-bearing, money market, and savings deposits, coupled with a decrease in certificates of deposits. The provision for income taxes was $23 million higher for the second quarter of 2013 compared to the earlier quarter as a result of higher pre-tax income.

Residential Mortgage Banking

Residential Mortgage Banking net income was $78 million in the second quarter of 2013, an increase of $8 million over the second quarter of 2012. Segment net interest income increased $15 million, which was driven by growth in average residential mortgage loans and higher credit spreads to funding costs when compared to the second quarter of 2012. The allocated provision for loan and lease losses decreased $9 million, primarily the result of lower charge-offs. Noninterest income decreased $11 million, driven by lower gains on mortgage loan production and sales as record production was offset by tighter spreads, and a decrease in the fair value of net mortgage servicing rights, partially offset by higher residential mortgage loan origination fee income.

Dealer Financial Services

Dealer Financial Services net income was $59 million in the second quarter of 2013, a decrease of $4 million from the second quarter of 2012. The allocated provision for loan and lease losses increased $15 million, primarily the result of an increase in the loss frequency estimates to a more normalized level. Segment net interest income increased $12 million, primarily due to wider credit spreads and loan growth in the Regional Acceptance Corporation portfolio. Dealer Financial Services grew average loans by 7.5% compared to the second quarter of 2012.

Specialized Lending

Specialized Lending net income was $68 million in the second quarter of 2013, an increase of $1 million over the second quarter of 2012.

Insurance Services

Insurance Services net income was $66 million in the second quarter of 2013, flat when compared to the second quarter of 2012. Noninterest income growth of $34 million was driven by organic growth in wholesale and retail property and casualty insurance operations as market conditions improved and insurance pricing continued to firm and an experience-based refund of reinsurance premiums totaling $13 million. Higher noninterest income growth was offset by a $32 million increase in noninterest expense, in part the result of higher salary and incentive costs, among other items.

Financial Services

Financial Services net income was $71 million, an increase of $6 million over the second quarter of 2012. Noninterest income increased $13 million, driven by higher investment banking fees and commissions and trust and investment advisory fees. Growth in these fees was attributable to improved financial market conditions and increased market volume of assets under management. Noninterest expense decreased $17 million, primarily due to an operating charge-off in the prior year. The allocated provision for loan and lease losses increased $22 million, primarily due to higher reserves related to the expansion of the large corporate loan portfolio. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.7 billion or 31.4% over the prior period, while BB&T Wealth’s average loan balances increased $232 million or 20.4%.

Other, Treasury & Corporate

The Other, Treasury & Corporate segment generated net income of $25 million in the second quarter of 2013, compared to net income of $38 million in the second quarter of 2012. Segment net interest income decreased $52 million, primarily attributable to continued runoff in the covered loan portfolio, while the $48 million increase in noninterest expense was driven by higher personnel expense, project-related costs, and restructuring expense. The allocated provision for loan and lease losses decreased $58 million, primarily due to a reduction in the unallocated allowance for credit losses based on continued improvement in credit trends. Noninterest income increased $20 million, driven by securities gains on the investment portfolio.

CAPITAL RATIOS (1)
	Q2	Q1	Q4	Q3	Q2
	2013	2013	2012	2012	2012
Risk-based
Tier 1 (%)	11.3	10.8	10.7	10.2	9.6
Total (%)	14.1	13.7	13.6	13.2	12.7
Leverage (%)	8.8	8.3	8.2	7.9	7.3
Tier 1 common equity to tangible assets (%) (2)	7.3	7.1	6.9	6.8	6.9
Tier 1 common equity to risk-weighted assets (%) (2)	9.4	9.2	9.1	8.9	9.1

(1) Regulatory capital ratios are preliminary.

(2) Tier 1 common equity and related ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at June 30, 2013. BB&T declared total common dividends of $0.23 during the second quarter of 2013, which resulted in a dividend payout ratio of 29%. The increases in the regulatory risk-based capital and leverage ratios were primarily due to the issuance of $500 million of Tier 1 qualifying non-cumulative perpetual preferred stock during the second quarter of 2013.

On March 14, 2013, the Board of Governors of the Federal Reserve System informed BB&T that it objected to certain elements of its capital plan. However, based on the quantitative results of the stress test, BB&T does not believe these objections were related to the Company’s capital strength, earnings power or financial condition. The CCAR resubmission was submitted on June 11, 2013 and the regulators have up to 75 days to review.

BB&T’s common equity Tier 1 ratio under Basel III was approximately 9.0% at June 30, 2013, based on management’s interpretation of the final rules adopted July 2, 2013, by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations. The minimum required common equity Tier 1 ratio, including the capital conservation buffer, will gradually increase from 4.5% on January 1, 2015 to 7.0% on January 1, 2019.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 13 vs.	Q2 13 vs.
	2013	2013	2012	Q1 13	Q2 12
Total nonperforming assets	$1,276	$1,413	$1,897	$(137)	$(621)
Total loans 90 days past due and still accruing	123	138	147	(15)	(24)
Total loans 30-89 days past due	940	956	907	(16)	33
Allowance for loan and lease losses	1,775	1,836	1,987	(61)	(212)
Total performing TDRs	1,313	1,289	1,052	24	261

Nonperforming loans and leases as a percentage of total
loans and leases (%)	0.99	1.12	1.50	(0.13)	(0.51)
Nonperforming assets as a percentage of total assets (%)	0.71	0.80	1.09	(0.09)	(0.38)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.57	1.65	1.86	(0.08)	(0.29)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.75	0.98	1.22	(0.23)	(0.47)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	2.07	1.65	1.52	0.42	0.55
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.55	1.43	1.21	0.12	0.34

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $137 million compared to March 31, 2013. This decrease was primarily driven by a $134 million reduction in nonperforming loans and leases. At June 30, 2013, nonperforming loans and leases represented 0.99% of total loans and leases, excluding covered assets, which is at its lowest level since the first quarter of 2008.

Loan delinquencies continued to improve during the second quarter of 2013. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $940 million at June 30, 2013, a decrease of $16 million compared to March 31, 2013, while loans 90 days past due and still accruing, excluding loans guaranteed by the government, totaled $123 million at June 30, 2013, a decrease of $15 million compared to March 31, 2013.

Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.3 billion at June 30, 2013, an increase of $24 million compared to March 31, 2013.

Excluding covered loans, net charge-offs during the second quarter of 2013 totaled $215 million and were an annualized 0.75% of average loans and leases, compared to $275 million and 0.98%, respectively, during the first quarter of 2013. Net charge-offs, excluding covered loans, were at the lowest level since the second quarter of 2008.

As of June 30, 2013, the allowance for loan and lease losses was 1.57% of total loans and leases held for investment, excluding covered loans, compared to 1.65% at March 31, 2013, and 1.86% at June 30, 2012. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 155% of nonperforming loans and leases held for investment, excluding covered loans, compared to 143% at March 31, 2013 and 121% at June 30, 2012.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live second quarter 2013 earnings conference call at 8 a.m. (ET) today, please call 888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until August 18, 2013.

To access the presentation, including an appendix reconciling non-GAAP disclosures, go to www.bbt.com, click on “About” and proceed to “Investor Relations.” The presentation can be found under “View Recent Presentations.”

BB&T’s second quarter 2013 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com/financials.html.

About BB&T

As of June 30, 2013, BB&T is one of the largest financial services holding companies in the U.S. with $182.7 billion in assets and market capitalization of $23.8 billion. Based in Winston-Salem, N.C., the company operates 1,851 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tier 1 common equity and related ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios, such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believe these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.
•	Net income available to common shareholders and diluted EPS have been adjusted to exclude the impact of the $281 million tax adjustment that was recorded in the first quarter of 2013. BB&T management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s Second Quarter 2013 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.